Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports 10% growth in first quarter 2017 net sales

CHARLOTTE, NC - May 3, 2017 –

First quarter 2017 highlights:

•	First quarter earnings were $51.2 million, or $0.45 per diluted share

•
First quarter adjusted EBITDA was $211.4 million, an increase of 10% over the prior year; adjusted diluted earnings per share from continuing operations of $1.05, an increase of 11% over the prior year

•	Repaid approximately $750 million in long-term debt

•	Initiated $250 million accelerated share repurchase program, retiring approximately 1.9 million shares in the first quarter

	Three Months Ended
	March 31,
In thousands, except per share amounts	2017	2016
Net sales	$722,063	$657,211
Net income from continuing operations	$62,657	$218,236
Net income attributable to Albemarle Corporation	$51,213	$228,186
Adjusted EBITDA	$211,376	$192,033
Diluted earnings per share attributable to Albemarle Corporation	$0.45	$2.02
Non-operating pension and OPEB items(a)	(0.01)	—
Non-recurring and other unusual items(b)	0.61	(0.92)
Discontinued operations	—	(0.15)
Adjusted diluted earnings per share from continuing operations(c)	$1.05	$0.95

See accompanying notes (a) through (c) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported first quarter 2017 net sales of $722.1 million, net income from continuing operations of $62.7 million and adjusted EBITDA of $211.4 million.

"Our first quarter results clearly demonstrate the increased growth profile of Albemarle following the changes to our business portfolio over the last few years," said Luke Kissam, Albemarle's Chairman, President and CEO. "Excluding currency exchange impacts and divested businesses, both revenue and adjusted EBITDA grew by double digits, 15% and 14%, respectively, compared to first quarter 2016. Our industry-leading Lithium business lead that growth, with an adjusted EBITDA increase of 56%."

Outlook

Our strong start to 2017 in Lithium and Bromine Specialties, and continued favorable outlooks in both businesses have made us more optimistic about full year 2017. Based on this we are raising our annual guidance as follows:

	Previous Outlook	Increase	Current Outlook
Net sales	$2.8 - $2.95 billion	$0.1 billion	$2.9 - $3.05 billion
Adjusted EBITDA	$800 - $840 million	$35 million	$835 - $875 million
Adjusted EPS (per diluted share)	$4.00 - $4.25	$0.20	$4.20 - $4.40

Results

First quarter 2017 earnings were $51.2 million, or $0.45 per diluted share, compared to $228.2 million, or $2.02 per diluted share in the first quarter 2016. The decrease in 2017 was primarily related to a loss on the early extinguishment of debt of $0.34 per diluted share in 2017, as well as a gain on the sales of businesses of $1.02 per diluted share, income from discontinued operations of $0.15 per diluted share and a lower tax rate in 2016. This was partially offset by increased net sales in each of our reportable segments. First quarter 2017 adjusted EBITDA increased by $19.3 million compared to the prior year. First quarter 2017 adjusted net income from continuing operations was $119.0 million, or $1.05 per diluted share, compared to $107.2 million, or $0.95 per diluted share, for first quarter 2016. See notes to the condensed consolidated financial information for further details. The Company reported net sales of $722.1 million in first quarter 2017, up from net sales of $657.2 million in the first quarter of 2016, driven by the favorable impact of higher sales volumes in our three reportable segments, partially offset by the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business and unfavorable currency exchange impacts.

Quarterly Segment Results

Lithium and Advanced Materials reported net sales of $284.4 million in the first quarter of 2017, an increase of 31.5% from first quarter 2016 net sales of $216.2 million. The $68.2 million increase in net sales as compared to prior year was primarily due to favorable pricing impacts and increased sales volumes, partially offset by $2.2 million of unfavorable currency exchange impacts. Adjusted EBITDA for Lithium and Advanced Materials was $120.0 million, an increase of 38.8% from first quarter 2016 results of $86.5 million. The $33.5 million increase in adjusted EBITDA as compared to the prior year was primarily due to increased sales volumes and favorable pricing impacts, partially offset by higher selling, general and administrative costs and $1.6 million of unfavorable currency exchange impacts.

Bromine Specialties reported net sales of $219.2 million in the first quarter of 2017, an increase of 11.5% from first quarter 2016 net sales of $196.6 million. The $22.6 million increase in net sales as compared to the prior year was primarily due to higher sales volumes. Adjusted EBITDA for Bromine Specialties was $68.5 million, an increase of 11.2% from first quarter 2016 results of $61.6 million. The $6.9 million increase in adjusted EBITDA as compared to the prior year was primarily due to higher sales volumes, partially offset by increased selling, general and administrative costs.

Refining Solutions reported net sales of $185.4 million in the first quarter of 2017, an increase of 8.7% from net sales of $170.6 million in the first quarter of 2016. The $14.8 million increase in net sales as compared to the prior year was primarily due to higher sales volumes, partially offset by unfavorable impacts due to customer and product mix, and $1.5 million of unfavorable currency exchange impacts. Adjusted EBITDA for Refining Solutions was $49.6 million in the first quarter of 2017, a decrease of 10.0% from first quarter 2016 results of $55.1 million. The $5.5 million decrease in adjusted EBITDA as compared to the prior year was primarily due to unfavorable mix impacts and higher costs, partially offset by $1.1 million of favorable currency exchange impacts.

All Other net sales were $32.4 million in the first quarter of 2017, a decrease of 55.0% from net sales of $72.1 million in the first quarter of 2016. The $39.7 million decrease in net sales as compared to the prior year was primarily due to the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business of $26.1 million, as well as lower sales volumes and a change in the pricing contract formula for the fine chemistry services business. All Other adjusted EBITDA was $5.2 million million in the first quarter of 2017, a decrease of 39.1% from first quarter 2016 results of $8.5 million. The $3.3 million decrease in adjusted EBITDA as compared to the prior year was primarily due to the impact of the divestiture of $2.1 million and lower overall sales for fine chemistry services.

In summary, total net sales were $722.1 million in the first quarter of 2017, an increase of $64.9 million, or 9.9%, from first quarter 2016 net sales of $657.2 million. The increase in net sales as compared to prior year was primarily due to higher sales volumes in our three reportable segments, partially offset by the divestiture of the minerals-based flame retardants and specialty chemicals business of $26.1 million and unfavorable currency exchange impacts of $3.8 million. Total adjusted EBITDA was $211.4 million in the first quarter of 2017, an increase of $19.3 million, or 10.1%, from first quarter 2016 adjusted EBITDA of $192.0 million. The increase in adjusted EBITDA as compared to prior year was primarily due to the impact of higher sales volumes, partially offset by higher selling, general and administrative costs, the divestiture of the minerals-based flame retardants and specialty chemicals business of $2.1 million and unfavorable currency impacts of $0.6 million.

Corporate Results

Corporate adjusted EBITDA was a loss of $31.9 million in the first quarter of 2017 compared to a loss of $19.6 million in the first quarter of 2016. The decrease in Corporate adjusted EBITDA was primarily due to unfavorable currency impacts of $4.8 million and increased compensation costs.

Income Taxes

Our effective income tax rates for the first quarter of 2017 and 2016 of 22.4% and 11.2%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 22.4% and 21.0% for the first quarter of 2017 and 2016, respectively, and continue to be influenced by the level and geographic mix of income. The effective tax rate in 2016 was driven down by a variety of factors, primarily low tax gains from the sale of the minerals-based flame retardant business, as well as a favorable mix of earnings in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $82.6 million for the three months ended March 31, 2017, down 52% versus the same period in 2016 primarily due to changes in working capital. We had $1.25 billion in cash and cash equivalents at March 31, 2017, as compared to $2.27 billion at December 31, 2016. During the first quarter of 2017, cash on hand, cash provided by operations and net borrowings funded $751.2 million of debt repayments, primarily related to the senior notes, $54.1 million of capital expenditures for plant, machinery and equipment, dividends to shareholders of $34.3 million and a $250.0 million accelerated share repurchase program, of which we received and retired approximately 1.9 million shares of our common stock during the first quarter. Any remaining shares to be delivered under the accelerated share repurchase program will be received and retired by the end of the second quarter of 2017.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2017 will be discussed on a conference call at 9:00 AM Eastern time on May 4, 2017. The call can be accessed by dialing 888-713-4218 (International Dial-In # 617-213-4870), and entering conference ID 25856118. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 4,500 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$722,063	$657,211
Cost of goods sold(a)(b)	466,975	414,677
Gross profit	255,088	242,534
Selling, general and administrative expenses(a)(b)	108,001	82,631
Research and development expenses(b)	24,323	19,872
Gain on sales of businesses, net(b)	—	(121,324)
Acquisition and integration related costs(b)	—	18,558
Operating profit	122,764	242,797
Interest and financing expenses(b)	(68,513)	(15,114)
Other (expenses) income, net(b)	(794)	47
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	53,457	227,730
Income tax expense(b)	11,971	25,485
Income from continuing operations before equity in net income of unconsolidated investments	41,486	202,245
Equity in net income of unconsolidated investments (net of tax)	21,171	15,991
Net income from continuing operations	62,657	218,236
Income from discontinued operations (net of tax)	—	17,312
Net income	62,657	235,548
Net income attributable to noncontrolling interests	(11,444)	(7,362)
Net income attributable to Albemarle Corporation	$51,213	$228,186
Basic earnings per share:
Continuing operations	$0.46	$1.88
Discontinued operations	—	0.15
	$0.46	$2.03
Diluted earnings per share:
Continuing operations	$0.45	$1.87
Discontinued operations	—	0.15
	$0.45	$2.02
Weighted-average common shares outstanding – basic	111,986	112,260
Weighted-average common shares outstanding – diluted	113,289	112,770

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,254,536	$2,269,756
Other current assets	1,135,718	1,036,862
Total current assets	2,390,254	3,306,618
Property, plant and equipment	3,965,656	3,910,522
Less accumulated depreciation and amortization	1,584,276	1,550,382
Net property, plant and equipment	2,381,380	2,360,140
Other assets and intangibles	2,594,834	2,494,449
Total assets	$7,366,468	$8,161,207
LIABILITIES AND EQUITY
Current portion of long-term debt	$314,500	$247,544
Other current liabilities	893,447	892,559
Total current liabilities	1,207,947	1,140,103
Long-term debt	1,398,386	2,121,718
Other noncurrent liabilities	553,807	544,043
Deferred income taxes	422,356	412,739
Albemarle Corporation shareholders’ equity	3,637,669	3,795,062
Noncontrolling interests	146,303	147,542
Total liabilities and equity	$7,366,468	$8,161,207

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash and cash equivalents at beginning of year	$2,269,756	$213,734
Cash and cash equivalents at end of period	$1,254,536	$252,382
Sources of cash and cash equivalents:
Net income	$62,657	$235,548
Cash proceeds from divestitures, net	—	307,165
Other borrowings, net	66,384	68,829
Dividends received from unconsolidated investments and nonmarketable securities	2,551	200
Proceeds from exercise of stock options	2,170	—
Working capital changes	—	10,467
Uses of cash and cash equivalents:
Working capital changes	(63,325)	—
Capital expenditures	(54,143)	(58,120)
Acquisitions, net of cash acquired	(27,742)	—
Cash payments related to acquisitions and other	—	(81,988)
Repayments of long-term debt	(751,209)	(331,595)
Repurchases of common stock	(250,000)	—
Pension and postretirement contributions	(2,891)	(4,224)
Dividends paid to shareholders	(34,330)	(32,541)
Fees related to early extinguishment of debt	(46,959)	—
Non-cash and other items:
Depreciation and amortization	45,070	60,552
Gain on sales of businesses, net	—	(121,324)
Gain on acquisition	(7,433)	—
Pension and postretirement (benefit) expense	(26)	1,389
Loss on early extinguishment of debt	52,801	—
Deferred income taxes	1,363	816
Equity in net income of unconsolidated investments (net of tax)	(21,171)	(16,566)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net sales:
Lithium and Advanced Materials	$284,375	$216,173
Bromine Specialties	219,191	196,553
Refining Solutions	185,412	170,579
All Other	32,419	72,089
Corporate	666	1,817
Total net sales	$722,063	$657,211

Adjusted EBITDA:
Lithium and Advanced Materials	$120,022	$86,474
Bromine Specialties	68,488	61,608
Refining Solutions	49,579	55,074
All Other	5,156	8,464
Corporate(a)	(31,869)	(19,587)
Total adjusted EBITDA	$211,376	$192,033

Lithium and Advanced Materials - details by product category:

	Three Months Ended
	March 31,
	2017	2016
Net sales:
Lithium	$216,229	$136,560
PCS	68,146	79,613
Total Lithium and Advanced Materials	$284,375	$216,173

Adjusted EBITDA:
Lithium	$99,852	$63,834
PCS	20,170	22,640
Total Lithium and Advanced Materials	$120,022	$86,474

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended
	March 31,
	2017	2016
Cost of goods sold:
Interest cost and expected return on assets, net	$(0.1)	$(0.1)
Total	$(0.1)	$(0.1)

Selling, general and administrative expenses:
Interest cost and expected return on assets, net	$(0.9)	$(0.1)
Total	$(0.9)	$(0.1)

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2017	2016
Utilization of inventory markup(1)	$0.08	$—
Restructuring and other, net(2)	0.09	—
Acquisition and integration related costs(3)	0.11	0.12
Gain on sales of businesses, net(4)	—	(1.02)
Gain on acquisition(5)	(0.05)	—
Loss on extinguishment of debt(6)	0.34	—
Other(7)	0.03	—
Discrete tax items(8)	0.01	(0.02)
Total non-recurring and other unusual items	$0.61	$(0.92)

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.0 million. The inventory markup is being expensed over the estimated remaining selling period. For the three-month period ended March 31, 2017, $10.6 million ($8.6 million after income taxes, or $0.08 per share) was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
Included in Cost of goods sold, Selling, general and administrative expenses and Research and developments expenses for the three months ended March 31, 2017 is $2.9 million, $4.2 million and $5.8 million, respectively, related to restructuring costs at several locations, primarily at our Lithium site in Germany. After income taxes, these charges totaled $10.2 million, or $0.09 per share.

(3)
Acquisition and integration related costs of $8.9 million and $5.4 million were included in Cost of goods sold and Selling, general and administrative expenses, respectively, for the three months ended March 31, 2017 primarily resulting from the acquisition of Jiangli New Materials. After income taxes, these charges totaled $12.8 million, or $0.11 per share. Included in Acquisition and integration related costs for the three months ended March 31, 2016 is $16.9 million of integration costs resulting from the acquisition of Rockwood and $1.7 million in connection with other significant projects. After income taxes, these charges totaled $13.3 million, or $0.12 per share.

(4)
Included in Gain on sales of businesses, net, for the three months ended March 31, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $111.3 million ($105.3 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals businesses. In addition, Gain on sales of businesses, net, for the first quarter of 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(5)
Included in Other (expenses) income, net, for the three months ended March 31, 2017 is $7.4 million ($6.0 million after income taxes, or $0.05 per share) relating to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. The gain was calculated based on the difference between the purchase price and the book value of the investment.

(6)
Included in Interest and financing expenses for the three months ended March 31, 2017 is a loss on early extinguishment of debt of $52.8 million ($38.1 million after income taxes, or $0.34 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financings costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes.

(7)
Included in Other (expenses) income, net, for the three months ended March 31, 2017 is $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle and a loss of $2.1 million associated with the previous disposal of a business. After income taxes, these charges totaled $4.0 million, or $0.03 per share.

(8)
Included in Income tax expense for the three months ended March 31, 2017 are discrete net tax expenses of $0.9 million, or $0.01 per share, primarily related to a loss from prior year true up of $5.1 million, partially offset by a $4.1 million benefit from excess tax benefits realized from stock-based compensation arrangements. Included in Income tax expense for the three months ended March 31, 2016 were discrete net tax benefit items of $1.5 million, or $0.02 per share, primarily related to $0.8 million of foreign rate changes and $0.7 million related to a change in the Company’s assertion over book and tax basis differences of a foreign entity.

(c)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2017	2016
Net income attributable to Albemarle Corporation	$51,213	$228,186
Add back:
Income from discontinued operations (net of tax)	—	(17,312)
Earnings from continuing operations	51,213	210,874
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	(810)	119
Non-recurring and other unusual items from continuing operations (net of tax)	68,605	(103,828)
Adjusted net income from continuing operations	$119,008	$107,165

Adjusted diluted earnings per share from continuing operations	$1.05	$0.95

Weighted-average common shares outstanding – diluted	113,289	112,770

Net income attributable to Albemarle Corporation	$51,213	$228,186
Add back:
Income from discontinued operations (net of tax)	—	(17,312)
Interest and financing expenses	68,513	15,114
Income tax expense	11,971	25,485
Depreciation and amortization	45,070	43,609
EBITDA	176,767	295,082
Non-operating pension and OPEB items	(1,063)	(283)
Non-recurring and other unusual items (excluding items associated with interest expense)	35,672	(102,766)
Adjusted EBITDA	$211,376	$192,033

Net sales	$722,063	$657,211
EBITDA margin	24.5%	44.9%
Adjusted EBITDA margin	29.3%	29.2%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended March 31, 2017:
Net income (loss) attributable to Albemarle Corporation	$94,106	$58,694	$40,474	$193,274	$3,246	$(145,307)	$51,213	7.1%
Depreciation and amortization	22,743	9,794	9,105	41,642	1,910	1,518	45,070	6.2%
Non-recurring and other unusual items (excluding items associated with interest expense)	3,173	—	—	3,173	—	32,499	35,672	4.9%
Interest and financing expenses	—	—	—	—	—	68,513	68,513	9.5%
Income tax expense	—	—	—	—	—	11,971	11,971	1.7%
Non-operating pension and OPEB items	—	—	—	—	—	(1,063)	(1,063)	(0.1)%
Adjusted EBITDA	$120,022	$68,488	$49,579	$238,089	$5,156	$(31,869)	$211,376	29.3%

Three months ended March 31, 2016:
Net income (loss) attributable to Albemarle Corporation	$63,327	$51,853	$46,314	$161,494	$130,709	$(64,017)	$228,186	34.7%
Depreciation and amortization	23,147	9,755	8,760	41,662	612	1,335	43,609	6.6%
Non-recurring and other unusual items	—	—	—	—	(122,857)	20,091	(102,766)	(15.6)%
Interest and financing expenses	—	—	—	—	—	15,114	15,114	2.3%
Income tax expense	—	—	—	—	—	25,485	25,485	3.9%
Income from discontinued operations (net of tax)	—	—	—	—	—	(17,312)	(17,312)	(2.6)%
Non-operating pension and OPEB items	—	—	—	—	—	(283)	(283)	—%
Adjusted EBITDA	$86,474	$61,608	$55,074	$203,156	$8,464	$(19,587)	$192,033	29.2%

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended March 31, 2017:
Net income attributable to Albemarle Corporation	$77,614	$16,492	$94,106
Depreciation and amortization	19,065	3,678	22,743
Non-recurring and other unusual items	3,173	—	3,173
Adjusted EBITDA	$99,852	$20,170	$120,022

Three months ended March 31, 2016:
Net income attributable to Albemarle Corporation	$44,346	$18,981	$63,327
Depreciation and amortization	19,488	3,659	23,147
Adjusted EBITDA	$63,834	$22,640	$86,474

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2017:
As reported	$53,457	$11,971	22.4%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	87,410	19,615
As adjusted	$140,867	$31,586	22.4%

Three months ended March 31, 2016:
As reported	$227,730	$25,485	11.2%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	(103,049)	660
As adjusted	$124,681	$26,145	21.0%